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Code of Ethics

July 2026

 Table of contents

2	Introduction
3

Code of Ethics guidelines

Ban on Initial Public Offerings (IPOs) and Initial Coin Offerings (ICOs)

No excessive trading of Capital-affiliated funds

No special treatment from broker-dealers

Protecting sensitive information

Avoiding conflicts

Outside business activities

Other guidelines

7	Reporting requirements Annual certification of the Code of Ethics Reporting violations
7

Policies

Gifts and Entertainment Policy

Reporting

Charitable contributions

Entertainment, Gifts and Personal Investing Committee (Committee)

Political Contributions Policy

Guidelines for political contributions and activities within the U.S.

Restricted Associates

Pre-approval of political contributions

Required documentation

Special political contribution requirements – CollegeAmerica and ABLEAmerica

Administration of the Political Contributions Policy

Insider Trading Policy

Personal Investing Policy

Covered Associates

Additional rules apply to Investment Access Persons

Prohibited transactions

Reporting requirements

Pre-approval procedures

Private investments or other limited offerings

Additional policies for Investment Access Persons and CIKK Associates

Ban on short-term trading

Blackout periods

Report cross-holdings for certain Investment Professionals

Penalties for violating the Personal Investing Policy

Entertainment, Gifts and Personal Investing Committee (Committee)

Introduction

Capital Group associates are responsible for maintaining the highest ethical standards. The Code of Ethics is intended to help associates observe exemplary standards of integrity, honesty and trust. It sets out standards for our personal conduct, including personal investing, gifts and entertainment, outside business activities, political contributions, insider trading, and client confidentiality.

Our fund shareholders and clients have placed their trust in Capital to manage their assets. As investment advisers, we act as fiduciaries to our clients. This means we owe them both a duty of care and a duty of loyalty.

Capital has earned a reputation over many years for acting with the highest integrity and ethics. Reputations are fragile, however, and Capital’s reputation can be harmed if any of us fails to act ethically and in the best interests of our clients. We each must hold ourselves to the highest standards of behavior, regardless of business custom, and strive to avoid even the appearance of impropriety. We all share this responsibility — if you have any doubt whether an action or circumstance is consistent with our standards, raise it.

Associates should be aware that their actions outside of the workplace can reflect on the ethics of our organization and potentially harm our reputation. For this reason, associates should exercise caution and good judgment in order to avoid having their actions outside of the workplace impact Capital, our workplace or our associates.

No set of rules can anticipate every possible situation, so it is essential that associates adhere to the spirit as well as the letter of the Code of Ethics. Any activity that compromises the trust our clients have placed in us, even if it does not expressly violate a rule, has the potential to harm our reputation. Associates are reminded of one of Capital’s core principles: that we must do the right thing as a matter of principle, not just in observance of policy.

In addition to the specific policies described below, associates have the following fundamental obligations under the Code of Ethics:

−	Associates must avoid those situations that might place, or appear to place, their personal interests in conflict with the interests of Capital, our clients or fund shareholders.
−	Associates must not take advantage of their role with Capital to benefit themselves or another party.
−	Associates must comply with the laws, rules and regulations that apply to us in the conduct of our business.
−	Associates must promptly report violations of the Code of Ethics.

It is important that all associates comply with the Code of Ethics, including its related guidelines and policies. Failure to do so could result in disciplinary action, including termination.

Questions regarding the Code of Ethics may be directed to the Code of Ethics Team.

Code of Ethics guidelines

Ban on Initial Public Offerings (IPOs) and Initial Coin Offerings (ICOs)

All associates and immediate family members residing in the same household may not participate in IPOs or ICOs.

Exceptions for participation in IPOs are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

No excessive trading of Capital-affiliated funds

Associates should not engage in excessive trading of the American Funds or other Capital-managed investment vehicles worldwide in order to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. This rule applies to the associate’s spouse/spouse equivalent and any immediate family member residing in the same household.

No special treatment from broker-dealers

Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. Broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Favors or preferential treatment from broker-dealers may not be accepted. This rule applies to the associate’s spouse/spouse equivalent and any immediate family member residing in the same household.

Protecting sensitive information

Capital Group regularly creates, collects, and maintains valuable proprietary information, which is essential to our business operations and the performance of services for our clients. This information derives its value, in part, from not being generally known outside of Capital. It includes confidential electronic information in any medium, hard-copy information, and information shared orally or visually (such as by telephone or video conference). The confidentiality, integrity and limited availability of such information is regarded as fundamental to the successful business operations of Capital Group. Associates have an obligation to protect and maintain the confidentiality of Capital’s confidential information.

Avoiding conflicts

Associates must avoid conflicts of interest that can occur when their business, financial or other interests (including the interests of the associate’s family member(s) or any other party where the associate has a close personal or financial relationship) interfere, or reasonably appear to interfere, with their duty to serve the interests of Capital and our clients. Conflicts of interest include any situation where financial or other personal factors compromise objectivity or professional judgment. Even the appearance of conflict could negatively impact Capital and harm our reputation.

Associates should avoid conflicts related to Capital’s business, and therefore must not:

−	Engage in a business that competes, directly or indirectly, with the interests of Capital, or is related to their role or responsibilities at Capital;
−	Act for Capital in any transaction or business relationship that involves the associate, members of their family or other people or organizations with whom the associate or their family member(s) have a significant personal connection or financial interest;
−	Represent any person or organization in negotiations or business activities with Capital;
−	Engage in any activity that would involve providing financial or investment advice outside of Capital; or
−	Use or attempt to use their position at Capital to obtain any improper personal benefit or advantage, directly or indirectly, for themselves, family member(s), household members, or any other party with whom they have a close personal or financial relationship.

No policy can anticipate every possible conflict of interest and all associates must be vigilant in guarding against anything that could color our judgment. Any associate who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest or perceived conflict of interest must disclose the matter promptly to a member of the Code of Ethics Team. If there is any doubt or if something does not feel consistent with our standards, raise the issue.

Any changes in a previously disclosed potential conflict, outside interest or affiliation that could be relevant to an evaluation of a potential conflict must also be promptly disclosed. Examples of changes to disclose include: (1) a change in research coverage of an investment analyst to include a company with a family member serving as a senior executive (even if the senior executive relationship had previously been disclosed); (2) a change in an associate’s role to trader if the associate had previously disclosed a sibling who works as a sell-side trader; and (3) a change in the line of business or activities of an outside business interest of an associate.

Portfolio managers and investment analysts should be aware of the potential conflicts that can arise when they invest on behalf of fund shareholders and clients. The investments we make for our clients must be based on their best interests, and should not be, or appear to be, based on the self-interest of our associates. Accordingly, members of the investment group must disclose to the Code of Ethics Team if they or any of their family members, such as parents, children, siblings, in-laws or other family members with whom they have a close relationship, has a material business, financial or personal relationship with a company that they hold or are eligible to purchase professionally. Examples of a material relationship include: (1) a family member serving as a senior officer or executive of a portfolio company, (2) significant beneficial ownership of a portfolio company by the associate or their family members, and (3) involvement by the associate or a family member in a significant transaction or business opportunity with a portfolio company.

Outside business activities

Associates should avoid outside business activities or affiliations (“OBAs”) that may give rise to conflicts of interest or reputational risks or that may create divided loyalties, divert substantial amounts of their time, or compromise their independent judgment. OBAs can take many different forms ranging from board memberships and consulting arrangements to volunteer roles and material investments in private companies. However, not all OBAs are required to be reported to or approved by the Code of Ethics Team. Associates should refer to the guidance below and use their best judgement when assessing whether an OBA requires approval and/or reporting.

Associates must obtain approval from the Code of Ethics Team to serve on the board of directors or as an advisory board member of any public or private company. This rule does not apply to:

−	Boards of Capital companies or funds;
−	Board service that is a direct result of the associate’s responsibilities at Capital, such as for portfolio companies of private equity funds managed by Capital; or
−	Boards of non-profit and charitable organizations.

However, associates who serve on a board that does not require approval, must disclose their participation on such board if:

−	The associate serves on the board of a non-profit or charitable organization that has issued or has future plans to issue publicly held securities, including debt obligations;
−	The associate participates on an investment, or finance committee, or related committee; or
−	The entity has a material relationship with Capital (e.g., as a client or vendor).

Submit pre-approval to serve on the board of directors or as an advisory board member directly in the compliance reporting application.

Associates must disclose to the Code of Ethics Team if they or any of their family members, such as parents, children, siblings, in-laws or other family members with whom they have a close relationship:

−	Serves as a board director or as an advisory board member of any public company or any private company that may be reasonably expected to go public
−	Holds a senior officer position, such as CEO, CFO or Treasurer with any public company or any private company that may be reasonably expected to go public; or

−	Owns 5% or more, individually or together with other such family members, of any public company or any private company that may be reasonably expected to go public.

Not all potential conflicts can be anticipated or listed in this policy. Associates are responsible for disclosing situations where their own role - or the role of a family member in an outside organization - could reasonably create a conflict of interest. This includes circumstances where the associate’s position at Capital, or a family member’s position at another organization, could enable either party to give or receive an improper benefit. This could apply when the outside organization competes with Capital or has a material relationship with Capital, and the individual’s role provides influence or access that could be leveraged for personal or organizational advantage.

In addition to the above, associates should be mindful of, and must disclose to the Code of Ethics Team, any OBA that may present an actual, potential, or perceived conflict of interest, or the appearance of a conflict of interest, or that may compromise their independent judgment, including those arising from relationships with current or prospective Capital Group clients, vendors, competitors, or business partners For example, associates must disclose if they have a significant interest in a private company that does business with or competes with Capital, even if that company is not reasonably expected to go public. If there is any doubt about whether an activity presents a conflict, associates should contact the Code of Ethics Team.

The Code of Ethics Team may deny, limit, or approve the OBA subject to conditions as necessary to mitigate potential conflicts of interest or reputational risk.

Family members employed by a financial institution

Associates who are “Covered Associates” (as defined below) must disclose if any of their family members, such as parents, children, siblings, in-laws or other family members with whom they have a close relationship, is employed by a broker-dealer, investment adviser or other firm that provides investment research or trade execution services to Capital.

Questions may be directed to the Code of Ethics Team.

Other guidelines

Statements and disclosures about Capital, including those made to fund shareholders and clients and in regulatory filings, should be accurate and not misleading.

Reporting requirements

Annual certification of the Code of Ethics

All associates are required to certify at least annually that they have read and understand the Code of Ethics. Questions or issues relating to the Code of Ethics should be directed to the associate’s manager or the Code of Ethics Team.

Reporting violations

All associates are responsible for complying with the Code of Ethics. As part of that responsibility, associates are obligated to report violations of the Code of Ethics promptly, including: (1) fraud or illegal acts involving any aspect of Capital’s business; (2) noncompliance with applicable laws, rules and regulations; (3) intentional or material misstatements in regulatory filings, internal books and records, or client records and reports; or (4) activity that is harmful to fund shareholders or clients. Deviations from controls or procedures that safeguard Capital, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate action will be taken, which may include reporting the matter to the firm’s regulator if determined to be appropriate by legal counsel. Once a violation has been reported, all associates are required to cooperate with Capital’s investigation and provide honest, truthful and complete information.

Associates may report confidentially to a manager/department head or to the Open Line Committee.

Associates may also contact the Chief Compliance Officers of CB&T, CGPCS, CIInc, CRC, CIAM, CRMC, or legal counsel employed with Capital.

Capital strictly prohibits retaliation against any associate who in good faith makes a complaint, raises a concern, provides information or otherwise assists in an investigation regarding any conduct that he or she reasonably believes to be in violation of the Code of Ethics. This policy is designed to ensure that associates comply with their obligations to report violations without fear of retaliation.

Policies

Capital’s policies regarding gifts and entertainment, political contributions, insider trading and personal investing are summarized below.

Gifts and Entertainment Policy

The Gifts and Entertainment Policy is intended to ensure that gifts and entertainment involving associates do not raise questions of propriety regarding Capital’s current or prospective business relationships, or Capital’s interactions with government officials. If a gift or entertainment is excessive, repetitive or extravagant, it can raise the appearance of favoritism or the potential for a conflict of interest.

Below is a summary of the policy. Associates are encouraged to contact the Code of Ethics Team with any questions about the Gift and Entertainment Policy.

By understanding and following the Gifts and Entertainment Policy requirements, associates help Capital safeguard the company and ensure compliance with regulatory rules.

−	Associates are prohibited from receiving or extending cash gifts, including cash equivalents, such as credit gift cards or cryptocurrencies. Any gifts from or to a Business Partner, a Business Partner Employee or Contingent Worker who is currently on assignment at Capital is also prohibited. Associates may also not accept from or give to any one individual or entity a gift or group of gifts exceeding an aggregate of US$250 in a 12-month calendar year period if such a person or entity conducts, or may conduct, business with Capital. Trading department associates are subject to additional requirements and are generally not permitted to receive gifts. Trading associates may be asked to return gifts received.
−	Associates must receive approval from their manager and the Code of Ethics Team before accepting or extending entertainment with a value greater than US$500. This value is cumulative for associates and their invited guests. All ticketed events should be approved by the associate’s manager regardless of value. Trading department associates are generally prohibited from accepting entertainment, regardless of value, unless the associate or Capital pays.

Submit pre-approval or report an entertainment request directly in the compliance reporting application.

Gifts or entertainment extended by a Capital associate and approved by the associate’s manager for reimbursement by Capital do not need to be reported (or pre-approved). Trading department associates should report gifts and entertainment extended regardless of reimbursement. Dollar amounts refer to U.S. dollars.

Please note that CCG, CIAM, PCS, other client facing associates, Europe and Asia associates in CGUKMC, CIL, CIMC, CISA and CRC may be subject to additional policies regarding extending, receiving and reporting gifts and entertainment.

Capital Group is registered as a federal lobbyist and special rules apply to gifts and entertainment involving government officials and employees as a result. Associates must receive approval from Capital’s Code of Ethics Team prior to either: (1) hosting a federal government official or employee at a Capital facility if anything of value (e.g. food, tangible item) will be presented to that individual; or (2) providing anything of value to a federal government official or employee if Capital will pay or reimburse for the related cost.

Reporting

The limitations relating to gifts and entertainment apply to all associates as described above, and associates will be asked to complete quarterly disclosures. Associates must report any gift with a cumulative value of US$100 or more and business entertainment with a value of US$100 or more (although it is recommended that associates report all gifts and entertainment). Trading department associates should notify the Code of Ethics Team when gifts are received and report such gifts quarterly, whether the gift is received by an individual associate or by a department. Trading department associates should report all gifts and entertainment regardless of reimbursement.

Charitable contributions

Associates must not allow Capital’s present or anticipated business to be a factor in soliciting political or charitable contributions from outside parties. In addition, it is generally not appropriate to solicit these outside parties or Capital associates for donations to a family-run non-profit organization, family foundation, donor-advised fund or other charitable organization in which an associate or their family members are significantly involved. Board membership alone would not be considered significant involvement.

Entertainment, Gifts and Personal Investing Committee (Committee)

The Committee oversees administration of the Gifts and Entertainment Policy. Questions regarding the Gifts and Entertainment Policy may be directed to the Code of Ethics Team.

Political Contributions Policy

Associates must be cautious when engaging in personal political activities, particularly when supporting officials, candidates, or organizations that may be in a position to influence decisions to award business to investment management firms. Associates should not make political contributions to officials or candidates (in any country) for the purpose of influencing the hiring of a Capital Group company as an advisor to a governmental entity.

Below is a summary of the policy. Associates are encouraged to contact the Code of Ethics Team with any questions about the Political Contributions Policy.

Associates may not use Capital offices or equipment to engage in political fundraising or solicitation activity, for example, hosting a fundraising event at the office or using Capital phones or email systems to help solicit donations for an elected official, a candidate, Political Action Committee (PAC) or political party. Associates may volunteer their time on behalf of a candidate or political organization but should limit volunteer activities to non-work hours.

For contributions or activities supporting candidates or political organizations within the U.S., we have adopted the guidelines set forth below, which apply to associates classified as “Restricted Associates.”

Guidelines for political contributions and activities within the U.S.

U.S. Securities and Exchange Commission (SEC) regulations limit political contributions to certain Covered Government Officials by certain employees of investment advisory firms and certain affiliated companies. “Covered Government Official,” for purposes of the Political Contributions Policy, is defined as: (1) a state or local official; (2) a candidate for state or local office; or (3) a federal candidate currently holding state or local office.

Many U.S. cities and states have also adopted regulations restricting political contributions by associates of investment management firms seeking to provide services to a governmental entity. Some associates are also subject to these regulations.

Restricted Associates

Certain associates are deemed “Restricted Associates” under the Political Contributions Policy. Restricted Associates include (1) “covered associates” as defined in the SEC’s rule relating to political contributions by investment advisers (Rule 206(4)-5 under the Investment Advisors Act of 1940); and (2) other associates who do not meet that definition but whom Capital has determined should be subject to the restrictions on political contributions contained in the Political Contributions Policy based on their roles and responsibilities at Capital. Contributions by Restricted Associates and their spouse/spouse equivalent are subject to specific limitations, pre-approval, and reporting requirements as described below.

Pre-approval of political contributions

Contributions by Restricted Associates to any of the following must be pre-approved:

−	State or local officials, or candidates for state or local office
−	Federal candidate campaigns and affiliated committees, including federal incumbents and presidential candidates
−	Political organizations such as Political Action Committees (PACs), Super PACs and 527 organizations and ballot measure committees
−	Non-profit organizations that may engage in political activities, such as 501(c)(4) and 501(c)(6) organizations

Restricted Associates must also obtain pre-approval for U.S. political contributions by their spouse/spouse equivalent to any of the foregoing, as well as contributions to any state, local or federal political party or political party committee, if the aggregate contributions by the Restricted Associate and spouse/spouse equivalent to any one candidate or political entity equals or exceeds $100,000 in a calendar year.

Certain documentation is required for contributions to Covered Governmental Officials, PACs or Super PACs, and may be required for contributions to other entities that engage in political activity. See “Required documentation” below for further details. Submit pre-approval requests to make a political contribution directly in the compliance reporting application.

Contributions include:

−	Monetary contributions, gifts or loans
−	“In kind” contributions (for example, donations of goods or services or underwriting or hosting fundraisers)
−	Contributions to help pay a debt incurred in connection with an election (including transition or inaugural expenses, and purchasing tickets to inaugural events)
−	Contributions to joint fund-raising committees
−	Contributions made by a Political Action Committee (PAC) controlled by a Restricted Associate1

1 “Control” for this purpose includes service as an officer or member of the board (or other governing body) of a PAC.

Required documentation

Restricted Associates must obtain additional documentation from an independent legal authority before they will be approved to contribute to Covered Government Officials. The purpose of the legal documentation is to verify that a specific state or local office does not have the ability to directly or indirectly influence the awarding of business to an investment manager. For contributions to PACs, Super PACs, or other entities that engage in political activities, Restricted Associates may be required to obtain a certification that the entity does not contribute to Covered Government Officials. The Code of Ethics Team will provide language for the documentation after pre-approval for the contribution has been submitted.

If a candidate currently holds a state/local office and is running for a different state/local office, legal documentation must be obtained for both the current position and the office for which the candidate is running. Exceptions to the documentation requirements may be granted on a case-by-case basis.

Special political contribution requirements – CollegeAmerica and ABLEAmerica

Certain associates involved with “CollegeAmerica,” the American Funds 529 college savings plan and “ABLEAmerica,” the American Funds nationwide plan for individuals with disabilities, sponsored by the Commonwealth of Virginia, are subject to additional restrictions which prohibit them from contributing to Virginia political candidates or parties.

Administration of the Political Contributions Policy

The U.S. Public Policy Coordinating Group oversees the administration of the Political Contributions Policy, including considering and granting possible exceptions. Questions regarding the Political Contributions Policy may be directed to the Code of Ethics Team.

Insider Trading Policy

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences. In addition, trading in fund shares while in possession of material, non-public information that may have an immediate impact on the value of the fund’s shares may constitute insider trading.

While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties. Associates who believe they have material non-public information should contact any lawyer in the organization.

Personal Investing Policy

This policy applies only to “Covered Associates.” Special rules apply to certain associates in some non-U.S. offices.

The Personal Investing Policy sets forth specific rules regarding personal investments that apply to "covered" associates. These associates may have access to confidential information that places them in a position of special trust. Under the Code of Ethics, associates are responsible for maintaining the highest ethical standards. Associates are reminded that the requirements of the Code of Ethics apply to personal investing activities, even if the matter is not covered by a specific provision of the Personal Investing Policy.

Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of pre-approval requests and/or transactions associates make.

Covered Associates

“Covered Associates” are associates with access to non-public information relating to current or imminent fund/client transactions, investment recommendations or fund portfolio holdings.
The Personal Investing Policy applies to the personal investments of Covered Associates, as well as those of any Covered Family Members. Covered Family Members include your spouse or dependent family member, whether they do or do not reside in your household. It also includes any immediate family members or a person with whom you have a committed relationship residing in your household. A family member may be children, siblings, and parents, including adoptive, step and in-law relationships.

Questions regarding coverage status should be directed to the Code of Ethics Team.

Additional rules apply to Investment Access Persons

Under this policy, additional restrictions apply to Investment Access Persons, including:

−	Investment Professionals, such as portfolio managers, research analysts, research directors, trading associates, and fundamental research group associates, and
−	Other associates in roles that support certain investment group activities or applications, such as private wealth advisors, investment group administrative assistants, global investment control associates, environmental and social governance associates, and investment group technology associates.

These restrictions also apply to any Covered Family Members.

Prohibited transactions

The following transactions are prohibited:

−	Initial Public Offering (IPO) investments (this prohibition applies to all Capital associates)

Note: Exceptions are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

−	Initial Coin Offering (ICO) investments (this prohibition applies to all Capital associates)
−	Excessive trading of Capital-affiliated funds
−	Spread betting/contracts for difference (CFD) on securities
−	Transactions in derivatives on securities and financial contracts, such as options, futures and forwards contracts, with limited exceptions described below
−	Short selling of securities – including short selling “against the box,” with limited exceptions described below
−	Interest rate swaps (IRS), with limited exceptions described below
−	Transactions in cryptocurrencies, digital assets, tokenized securities, or similar instruments where the value of such instrument is linked to, pegged to, derived from, or designed to reference a specific issuer (whether public or private)
−	Participation in prediction markets, event contracts, or any other form of wagering, betting, or gambling (whether using fiat currency, cryptocurrency, or similar instruments) on matters related, directly or indirectly, to a Covered Event:
o	A Covered Event includes any outcome, occurrence, or metric related to a public or private issuer, or any security or financial instrument
−	Use of Capital’s confidential or proprietary information obtained in connection with your employment, including internal research, analysis, or third-party materials, regardless of the source of such information, (i.e., whether such information originated from investment professionals, strategy research professionals, or regulatory and government relations professionals) in connection with any prediction market, event based, or wagering activity, even if such activity does not involve a Covered Event

Exceptions:

−	Derivatives, financial contracts, and short selling transactions are permitted only if they are based solely on non-reportable instruments (such as currencies, cryptocurrencies or commodities). For avoidance of doubt, derivatives, financial contracts, and short selling based on ETPs, including ETFs, are not permitted.
−	Interest rate swaps are permitted if based on currencies and government bonds of the G7

Reporting requirements

Covered Associates are required to report any securities accounts, holdings and transactions: (1) in which the Covered Associate or any Covered Family Member has a pecuniary interest (in other words, the ability to obtain an economic benefit or otherwise profit from a security) or (2) over which the Covered Associate or any Covered Family Member exercises investment discretion or has direct or indirect influence or control. Quarterly or annual certifications of accounts, holdings and transactions must also be submitted. An electronic reporting platform is available for these disclosures.

Examples of accounts that must be disclosed include: (1) trusts if the Covered Associate or Covered Family Member are the grantor or serve as trustee or custodian or have the ability to appoint or remove the trustee, (2) trusts that you or a Covered Family Member have the power to revoke, (3) trusts for which you or a Covered Family Member are a beneficiary and exercise investment discretion or have direct or indirect influence or control, and (4) accounts of another person or entity if the Covered Associate or Covered Family Member makes or influences investment decisions, such as by suggesting purchases and sales of securities in the account. The obligation to disclose accounts includes professionally managed accounts. Please see “Professionally managed accounts” in the Personal Investing Policy for more information.

Covered Associates should immediately notify the Code of Ethics Team when opening new securities accounts by logging into the compliance reporting application and entering the account information directly.

All Covered Associates and Covered Family Members must use an approved electronic reporting firm for all U.S.-and India- based brokerage accounts. There are some exceptions to this requirement which include professionally managed accounts, employer-sponsored retirement accounts, and employee stock purchase plans. Contact the Code of Ethics Team with questions.

Statements, trade confirmations or approved equivalent documentation is required for compliance purposes. Some firms are unable to provide electronic reporting or documentation directly to Capital. Covered Associates are then responsible for submitting documentation to the Code of Ethics Team.

Pre-approval procedures

Certain transactions may be exempt from pre-approval; please refer to the Personal Investing Policy for more details.

Before any purchase or sale of securities subject to pre-approval, including securities that are not publicly traded, Covered Associates must receive approval from the Code of Ethics Team. This requirement applies to any purchase or sale of securities in which the Covered Associate or any Covered Family Member (1) has, or by reason of such transaction may acquire, pecuniary interest (in other words, the ability to obtain an economic benefit or otherwise profit from a security), or (2) exercises investment discretion or direct or indirect influence or control. Transactions in an approved professionally managed account are not subject to pre-approval, except for private investments or other limited offerings which require pre-approval and reporting. Please refer to the Personal Investing Policy for more details on securities that require pre-approval.

Submitting pre-approval/trade requests

Submit pre-approval/trade requests directly in the compliance reporting application. Associates should enter pre-approval/trade requests for Covered Family Members.

Requests are reviewed during New York Stock Exchange (NYSE) hours. A response will generally be sent within one business day.

Unless a different period is specified, clearance is good until the close of the NYSE on the day of the request.

If the pre-approved trade has not been executed within the approved timeframe, a pre-approval/trade request must be submitted again. For this reason, limit orders and margin accounts are strongly discouraged. Pre-approval/trade requests should be submitted in the amount intended to trade and in the specific account in which the trade will take place.

Private investments or other limited offerings

Participation in private investments or other limited offerings are subject to special review. The following types of private investments must be pre-approved:

−	Hedge funds
−	Private companies
−	Limited Liability Companies (LLCs)
−	Limited Partnerships (LPs)
−	Private equity funds
−	Private funds
−	Private placements
−	Private real estate investment companies

−	Venture capital funds

In addition, opportunities to acquire a stock that is "limited" (that is, a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) may be subject to the Gifts and Entertainment Policy.

Pre-approval procedures for private investments

Submit pre-approval for private investment transactions directly in the compliance reporting application. Pre-approval is also required for additional investments in the same vehicle.

Additional policies for Investment Access Persons and CIKK associates

Ban on short-term trading

Investment Access Persons and CIKK associates are prohibited from engaging in short-term trading of reportable securities. This policy applies solely to securities subject to pre-approval, except for Capital-affiliated ETFs.

Associates and their Covered Family Members may not buy and then sell or sell and then buy the same security:

−	Within 60 calendar days for Investment Access Persons
−	Within 6 months for CIKK associates

This ban applies to transactions in all your accounts as well as accounts held by your Covered Family Members. For example, if you sell ABC company in your account, your spouse cannot purchase ABC company for 60 calendar days in their account.

Failure to comply with this requirement may result in remedial action, including disgorgement of the profits.

Blackout periods

Investment Access Persons may not buy or sell a security during the seven calendar days after Capital has transacted in that security’s issuer for a fund or client account.

If Capital transacts in securities of the same issuer within seven calendar days after you transact, your personal transaction may be reviewed to determine the appropriate action, if any. For example, if you received a better price than the fund or client accounts, you may be subject to a price adjustment, and may be asked to donate to a charitable organization. This blackout period helps mitigate the appearance of front running.

Report cross-holdings for certain Investment Professionals

Portfolio managers, research directors and investment analysts are required to report issuers owned personally by you or a Covered Family Member that you also own professionally, on a quarterly basis. If you are a research director or an investment analyst, you are also required to report issuers owned personally by you or a Covered Family Member that are within your research responsibilities. This reporting must be made to the Code of Ethics Team and may be reviewed by various Capital committees.

When recommending a security for purchase or sale in a fund or client account that you or a Covered Family Member own personally, you should first disclose such personal ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation. This disclosure requirement is consistent with both the CFA Institute standards as well as the ICI Advisory Group Guidelines.

Penalties for violating the Personal Investing Policy

Covered Associates may be subject to penalties for violating the Personal Investing Policy, such as restrictions on personal trading, disgorgement of profits, and other disciplinary action, up to and including termination. In addition, information about particular transactions may be provided to an associate’s manager, appropriate Human Resources manager and/or a Chief Compliance Officer (CCO) by the Code of Ethics Team if the transactions are in violation of the Personal Investing Policy. These violations may raise conflict of interest-related issues or impact the associate’s performance review.

Violations to the Personal Investing Policy include failure to obtain approval before trading and failure to report securities transactions, accounts and reportable holdings.

Entertainment, Gifts and Personal Investing Committee (Committee)

The Committee oversees the administration of the Personal Investing Policy. Among other duties, the Committee considers certain types of pre-approval/trade requests as well as requests for exceptions to the Personal Investing Policy.

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Questions regarding the Code of Ethics may be directed to the Code of Ethics Team.

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The following is representative of the Code of Ethics in effect for each Fund:

CODE OF ETHICS

With respect to non-affiliated Board members and all other access persons to the extent that they are not covered by The Capital Group Companies, Inc. policies:

·	No Board member shall so use his or her position or knowledge gained therefrom as to create a conflict between his or her personal interest and that of the Fund.

·	No Board member shall engage in excessive trading of shares of the fund or any other affiliated fund to take advantage of short-term market movements.

·	Each non-affiliated Board member shall report to the Secretary of the Fund not later than thirty (30) days after the end of each calendar quarter any transaction in securities which such Board member has effected during the quarter which the Board member then knows to have been effected within fifteen (15) days before or after a date on which the Fund purchased or sold, or considered the purchase or sale of, the same security.

·	For purposes of this Code of Ethics, transactions involving United States Government securities as defined in the Investment Company Act of 1940, bankers’ acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies are exempt from reporting as are non-volitional transactions such as dividend reinvestment programs and transactions over which the Board member exercises no control.

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In addition, the Fund has adopted the following standards in accordance with the requirements of Form N-CSR adopted by the Securities and Exchange Commission pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; 2) full, fair, accurate, timely and understandable disclosure in reports and documents that a fund files with or submits to the Commission and in other public communications made by the fund; 3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and 5) accountability for adherence to the Code of Ethics. These provisions shall apply to the principal executive officer or chief executive officer and treasurer (“Covered Officers”) of the Fund.

1.	It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest. Covered Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

2.	Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Fund, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Duties of Covered Officers include:

·	Acting with integrity;
·	Adhering to a high standard of business ethics; and
·	Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Fund.

3.	Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to, the Securities and Exchange Commission and in other public communications made by the Fund.

·	Covered Officers should familiarize themselves with disclosure requirements applicable to the Fund and disclosure controls and procedures in place to meet these requirements; and
·	Covered Officers must not knowingly misrepresent, or cause others to misrepresent facts about the Fund to others, including the Fund’s auditors, independent directors, governmental regulators and self-regulatory organizations.

4.	Any existing or potential violations of this Code of Ethics should be reported to The Capital Group Companies’ Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Fund. The Chairman of the Audit Committee may report violations of the Code of Ethics to the Board or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate. The Personal Investing Committee may also determine the appropriate sanction for any violations of this Code of Ethics, including removal from office, provided that removal from office shall only be carried out with the approval of the Board.

5.	Application of this Code of Ethics is the responsibility of the Personal Investing Committee, which shall report periodically to the Chairman of the Audit Committee of the Fund.

6.	Material amendments to these provisions must be ratified by a majority vote of the Board. As required by applicable rules, substantive amendments to the Code of Ethics must be filed or appropriately disclosed.